Exhibit 99.2

For Immediate Release:
November 4, 2004

Metrocall Contact:
Brett Mankey
(703) 660-6677 x6231

Metrocall Holdings, Inc. Announces Developments Relating to the Pending Metrocall/Arch Merger

     Alexandria, VA, Thursday, November 4, 2004 – Metrocall Holdings, Inc. (NASDAQ: MTOH) today announced the following recent events relevant to its proposed merger with Arch:

•	asserted exercises of appraisal rights exceed 12% of its fully-diluted common stock,

•	the current state of the votes (which are revocable) against the Metrocall/Arch merger is about 20% of the common stock held by record holders (with about 36% voting in favor),

•	the recommendation by Institutional Shareholder Services to vote against the merger, and

•	the press release by WebLink, Metrocall’s largest shareholder, inviting support from other Metrocall shareholders seeking higher consideration in the merger.

In light of the foregoing, Metrocall approached Arch requesting a meeting with a view to improving the terms of the consideration to be paid to Metrocall shareholders. Arch responded yesterday that, following its board meeting, it saw no purpose in a meeting with representatives of Metrocall, stating that if the merger were turned down by Metrocall shareholders, it would seek in any renegotiation to reduce the consideration payable to Metrocall shareholders.

The Metrocall special meeting of stockholders to consider the Metrocall/Arch merger is scheduled for November 8, 2004, at 10:00 a.m., local time, at the Sheraton Suites, 801 North Saint Asaph Street, Alexandria, Virginia. Duly executed and completed election forms to participate in the cash election and revocations of elections from Metrocall stockholders must be received by Metrocall’s exchange agent, Equiserve, Inc. by 5:00 p.m., EST on November 5, 2004. Metrocall stockholders who exercise appraisal rights will not be entitled to participate in the $150 million cash election to be paid to Metrocall stockholders in the merger with respect to the shares for which such stockholder validly exercised their right to seek appraisal, except to the extent that such exercises are withdrawn prior to 5:00 p.m., EST on November 5, 2004. Metrocall stockholders who comply with the requirements of Section 262 of the Delaware General Corporation Law to perfect appraisal rights would receive the appraised value of their shares as determined by the Delaware Court of Chancery following a hearing on a petition filed by such stockholder . Any Metrocall stockholder who asserts their appraisal rights but does not properly complete the steps for perfecting those rights as to any of its shares, would receive as to such shares the common stock of USA Mobility, the parent company of Metrocall and Arch following consummation of the merger, as provided in the merger agreement, but would have waived its right to participate in the $150 million cash election as to those shares.

     After determining that the other conditions to the merger are satisfied and if the condition to the merger capping the shares exercising appraisal rights at 8% of its fully diluted common stock is then not satisfied, the Metrocall Board of Directors will determine whether or not to waive such condition.

About Metrocall Holdings

     Metrocall Holdings, Inc., headquartered in Alexandria, Virginia, is a leading provider of paging products and other wireless services to the business, government and healthcare communities. In addition to its reliable, nationwide one-way networks, Metrocall’s two-way network has the largest high-powered terrestrial ReFLEX footprint in the United States with roaming partners in Canada, Mexico and the Caribbean. Metrocall Wireless is the preferred ReFLEX wireless data network provider for many of the largest telecommunication companies in the United States that source network services and resell under their own brand names. In addition to traditional numeric, one-way text and two-way paging, Metrocall also offers wireless e-mail solutions, as well as mobile voice and data services through AT&T Wireless and Nextel. Also, Metrocall offers Integrated Resource Management Systems with wireless connectivity solutions for medical, business, government and other campus environments. Metrocall focuses on the business-to-business marketplace and supports organizations of all sizes. For more information on Metrocall please visit our Web site and online store at www.metrocall.com or call 800-800-2337.

Safe Harbor Statement Under the Private Securities Litigation Reform Act

This press release may include “forward-looking statements,” within the meaning of the federal securities laws that involve uncertainties and risks. These include statements regarding events or developments that Metrocall Holdings expects or anticipates will occur in the future. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Please refer to Metrocall’s most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.